Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

April 27, 2020

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three months ended March 28, 2020 and March 30, 2019, in millions of dollars except share and per share amounts.

	Three Months Ended
	March 28,	March 30,
	2020	2019
Net sales	$1,683	$1,543
Net earnings (loss) attributable to Seaboard	$(103)	$57

Earnings (loss) per common share	$(88.43)	$48.79
Average number of shares outstanding	1,163,888	1,167,430
Dividends declared per common share	$2.25	$2.25

Notes to Report of Earnings:

Other than capital market volatility on short-term investments, the effects of the COVID-19 pandemic were not significant on a consolidated or segment basis to Seaboard Corporation’s first quarter 2020 results. However, the future impact of the COVID-19 pandemic is highly uncertain and cannot be predicted and there is no assurance that the pandemic will not have a material adverse impact on Seaboard Corporation’s future results. The extent of the impact will depend on future developments, including actions taken to contain the pandemic.

For the three months ended March 28, 2020,  and March 30, 2019 net earnings (loss) attributable to Seaboard Corporation included other investment income (loss) of $(225) million and $113 million, respectively. Non-cash unrealized mark-to-market losses on short-term investments was $(236) million for the three months ended March 28, 2020.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on May 18, 2020 to stockholders of record at the close of business on May 7, 2020.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.